Exhibit 99.1
YAHOO! ANNOUNCES MICROSOFT TALKS HAVE CONCLUDED
SUNNYVALE, Calif., June 12, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, today announced that discussions with Microsoft regarding a potential transaction — whether for an acquisition of all of Yahoo! or a partial acquisition — have concluded. The conclusion of discussions follows numerous meetings and conversations with Microsoft regarding a number of transaction alternatives, including a meeting between Yahoo! and Microsoft on June 8th in which Chairman Roy Bostock and other independent Board members from Yahoo! participated. At that meeting, Microsoft representatives stated unequivocally that Microsoft is not interested in pursuing an acquisition of all of Yahoo!, even at the price range it had previously suggested.
With respect to an acquisition of Yahoo!’s search business alone that Microsoft had proposed, Yahoo!’s Board of Directors has determined, after careful evaluation, that such a transaction would not be consistent with the company’s view of the converging search and display marketplaces, would leave the company without an independent search business that it views as critical to its strategic future and would not be in the best interests of Yahoo! stockholders.
Yahoo! remains focused on maximizing value for stockholders by continuing to execute on its strategy of being the “starting point” for the most consumers on the Internet and a “must buy” for advertisers. The online advertising industry is projected to grow from $40 billion in 2007 to approximately $75 billion in 2010 and the company believes it has the right assets, strategic plan, Board of Directors and management team to capitalize on this growth opportunity.
Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the implementation and results of Yahoo!’s ongoing strategic initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; and potential continuing uncertainty arising in connection with the withdrawal of Microsoft’s unsolicited proposal to acquire Yahoo! and the announced intention by a stockholder to seek control of our Board of Directors, the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners, and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Quarterly Report on Form 10-Q

for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this press release is as of June 12, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this letter.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Contacts:
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investor)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com